Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Background

On November 12, 2018, Theravance Biopharma Ireland Limited and Theravance Biopharma US, Inc. (collectively, “Sellers,” and each a direct or indirect wholly-owned subsidiary of Theravance Biopharma, Inc. (the “Company”)) completed the sale to Cumberland Pharmaceuticals Inc. (“Buyer”) of the Company’s assets related to the manufacture, marketing and sale of the Company’s proprietary antibiotic, VIBATIV® (telavancin) (“VIBATIV” or the “Product”). The transaction (the “Transaction”) was pursuant to the Asset Purchase Agreement (the “Agreement”) previously announced by the Company in a Current Report on Form 8-K filed on November 6, 2018.

At the closing, Buyer paid Sellers $20 million. In addition, pursuant to the Agreement, Buyer will pay Sellers (i) $5 million on or before April 1, 2019 and (ii) tiered royalties of up to 20% of U.S. net sales of the Product until such time as royalties cumulatively total $100 million.

In connection with the closing of the Transaction, Buyer acquired, among other things, (i) intellectual property rights relating to the Product, (ii) active pharmaceutical ingredient for the Product, work-in-process and finished drug product, (iii) the U.S. marketing authorization for the Product, (iv) certain assigned contracts relating to the manufacture and commercialization of the Product, and (v) books and records related to the Product. Buyer also assumed certain clinical study obligations related to the Product and post-closing liabilities and obligations relating to the Product as described in the Agreement.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 has been prepared to give effect to the Transaction as if it occurred on September 30, 2018. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 have been prepared to give effect to the Transaction as if it occurred on January 1, 2017.

The unaudited pro forma condensed consolidated financial information was prepared utilizing the Company’s historical financial data derived from the unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q filed with the US Securities and Exchange Commission (“SEC”) on November 7, 2018 and from the audited consolidated financial statements for the year ended December 31, 2017 included in its Annual Report on Form 10-K filed with the SEC on February 28, 2018. The unaudited pro forma condensed consolidated financial statements reflect pro forma adjustments that are based on preliminary estimates and assumptions and other information available at the time of preparation. The Company believes that all such adjustments are (i) directly attributable to the Transaction, (ii) factually supportable, and (iii) expected to have a continuing impact on the Company’s future consolidated results of operations or financial condition. The pro forma adjustments are described in the notes to the unaudited pro forma information and are based upon available information and assumptions that the Company believes are reasonable.

The VIBATIV business was not a separate legal entity of the Company or Sellers and was never operated as a stand-alone business, division or subsidiary. Neither the Company nor Sellers have ever prepared full stand-alone or full carve-out financial statements for the Product and have not maintained the distinct and separate accounts necessary to prepare such financial statements. Therefore, certain costs and expenses presented in the unaudited pro forma condensed consolidated statements of operations have been allocated to the Product based on a specific identification basis or, when specific identification was not practicable, a proportional cost allocation method (primarily headcount), depending on the nature of the services rendered. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if the Company had been operated on a stand-alone basis for the periods presented. Furthermore, the unaudited pro forma condensed consolidated financial information included herein is for informational purposes only and is not necessarily indicative of what the Company’s financial performance and financial position would have been had the Transaction been completed on the dates assumed, nor is such unaudited pro forma condensed consolidated financial information necessarily indicative of the results to be expected in any future period. For instance, following the approval of the YUPELRI New Drug Application (“NDA”) by the US Food and Drug Administration (“FDA”) on November 9, 2018, the Company transitioned the employees within its sales and marketing functions, who were previously supporting the Product, to the launch of YUPELRI. The focus and efforts of these employees will, after a brief transition period between the teams of the Company and Buyer, solely be on the promotion of YUPELRI with Mylan Ireland Limited (“Mylan”) in the US. Consequently, the Company expects that a majority of these costs will continue to be incurred following the Product disposition.

YUPELRITM (revefenacin) is the Company’s inhalation solution for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD). Pursuant to the terms of a strategic collaboration agreement that the Company entered into with Mylan in January 2015, the Company led the US Phase 3 development program, and Mylan was responsible for reimbursement of its costs related to the registrational program up until the approval of the first new drug application, after which costs will be shared. Mylan will lead commercialization, and the Company retains the right to co-promote the product in the US under a profit and loss sharing arrangement.

The following is a brief description of the amounts recorded under each of the column headings in the unaudited pro forma consolidated statements of operations and balance sheet:

Theravance Biopharma, Inc. Historical

This column reflects the Company’s historical audited operating results for the year ended December 31, 2017 and the historical and unaudited results for the nine months ended September 30, 2018 prior to any adjustment for the Transaction.

Impact of Sale

This column on the condensed consolidated statements of operations reflects the elimination of the historical operating results of VIBATIV for the year ended December 31, 2017 and the nine months ended September 30, 2018 at the amounts that have been reflected in the Company’s condensed consolidated statements of operations for those periods. This column in the unaudited condensed consolidated balance sheet as of September 30, 2018 reflects (i) the book value of assets to be acquired by Buyer as of that date (ii) the cash consideration received and receivable as of the closing of the sale, and (iii) the preliminary pro forma gain arising from the sale.

THERAVANCE BIOPHARMA, INC.
Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands, except per share data)

	September 30, 2018
	Theravance Biopharma, Inc. Historical	Impact of Sale		Theravance Biopharma, Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$101,202	$20,000	(a)	$121,202
Short-term marketable securities	199,207	—		199,207
Accounts receivable, net of allowances of $1,062 at September 30, 2018	3,024	—		3,024
Receivables from collaborative arrangements	3,907	—		3,907
Prepaid taxes	314	—		314
Other prepaid and current assets	7,029	5,000	(a)	12,029
Inventories	17,923	(17,574	)(b)	349
Total current assets	332,606	7,426		340,032
Property and equipment, net	12,415	—		12,415
Long-term marketable securities	20,217	—		20,217
Tax receivable	3,131	—		3,131
Restricted cash	833	—		833
Other assets	1,762	—		1,762
Total assets	$370,964	$7,426		$378,390

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,745	$—		$3,745
Accrued personnel-related expenses	15,893	—		15,893
Accrued clinical and development expenses	14,100	—		14,100
Other accrued liabilities	11,052	1,750	(c)	12,802
Deferred revenue	57,239	(85	)(d)	57,154
Total current liabilities	102,029	1,665		103,694
Convertible senior notes, net	224,550	—		224,550
Deferred rent	7,038	—		7,038
Deferred revenue	22,469	—		22,469
Other long-term liabilities	28,323	—		28,323

Commitments and contingencies

Shareholders’ equity (deficit)
Preferred shares, $0.00001 par value: 230 shares authorized, no shares issued or outstanding at September 30, 2018	—	—		—
Ordinary shares, $0.00001 par value: 200,000 shares authorized at September 30, 2018; 55,410 shares issued and outstanding at September 30, 2018	1	—		1
Additional paid-in capital	948,844	—		948,844
Accumulated other comprehensive loss	(331)	—		(331)
Accumulated deficit	(961,959)	5,761	(e)	(956,198)
Total shareholders’ equity (deficit)	(13,445)	5,761		(7,684)
Total liabilities and shareholders’ equity (deficit)	$370,964	$7,426		$378,390

See accompanying notes to the pro forma condensed consolidated financial information.

THERAVANCE BIOPHARMA, INC.
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except for per share data)

	Nine Months Ended September 30, 2018
	Theravance Biopharma, Inc. Historical	Impact of Sale		Theravance Biopharma, Inc. Pro Forma
Revenue:
Product sales	$12,889	$(12,889	)(f)	$—
Revenue from collaborative arrangements	31,744	(15	)(f)	31,729
Total revenue	44,633	(12,904)		31,729

Cost and expenses:
Cost of goods sold	83	(83	)(f)	—
Research and development	149,079	(16,037	)(f)(g)	133,042
Selling, general and administrative	71,601	(23,447	)(f)	48,154
Total costs and expenses	220,763	(39,567)		181,196

Loss from operations	(176,130)	26,663		(149,467)
Income from investment in TRC, LLC	5,754	—		5,754
Interest expense	(6,411)	—		(6,411)
Interest and other income, net	4,144	—		4,144
Loss before income taxes	(172,643)	26,663		(145,980)
Provision for income taxes (benefit)	(7,305)	—		(7,305)
Net loss	$(165,338)	$26,663		$(138,675)

Net loss per share:
Basic and diluted net loss per share	$(3.07)			$(2.58)
Shares used to compute basic and diluted net loss per share	53,771			53,771

See accompanying notes to the pro forma condensed consolidated financial information.

THERAVANCE BIOPHARMA, INC.
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except for per share data)

	Year Ended December 31, 2017
	Theravance Biopharma, Inc. Historical	Impact of Sale		Theravance Biopharma, Inc. Pro Forma
Revenue:
Product sales	$14,788	$(14,788	)(f)	$—
Revenue from collaborative arrangements	598	(161	)(f)	437
Total revenue	15,386	(14,949)		437

Cost and expenses:
Cost of goods sold	6,030	(6,030	)(f)	—
Research and development	173,887	(29,990	)(f)(g)	143,897
Selling, general and administrative	95,592	(38,389	)(f)	57,203
Total costs and expenses	275,509	(74,409)		201,100

Loss from operations	(260,123)	59,460		(200,663)
Interest expense	(8,547)	—		(8,547)
Other-than-temporary impairment loss	(8,000)	—		(8,000)
Interest and other income, net	4,959	—		4,959
Loss before income taxes	(271,711)	59,460		(212,251)
Provision for income taxes	13,694	—		13,694
Net loss	$(285,405)	$59,460		$(225,945)

Net loss per share:
Basic and diluted net loss per share	$(5.45)			$(4.32)
Shares used to compute basic and diluted net loss per share	52,352			52,352

See accompanying notes to the pro forma condensed consolidated financial information.

THERAVANCE BIOPHARMA, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Sale Transaction

On November 12, 2018, Theravance Biopharma, Inc. (the “Company”) completed the previously disclosed sale of its assets related to the manufacture, marketing and sale of VIBATIV to Cumberland Pharmaceutical Inc. (“Buyer”) pursuant to the Asset Purchase Agreement dated November 1, 2018 (the “APA”) by and among Theravance Biopharma Ireland Limited and Theravance Biopharma US, Inc. (collectively, “Sellers,” and each a direct or indirect wholly-owned subsidiary of the Company)  and Buyer (the “Transaction”). At the closing of the Transaction, Sellers received $20.0 million in cash. Pursuant to the terms of the APA, an additional $5.0 million in cash will be paid by Buyer to Sellers on or before April 1, 2019.

Impact of Sale

(a)                     Total consideration for the Transaction is as follows:

(in thousands)
Cash payment upon closing	$20,000
Cash payment on or before April 1, 2019	5,000
Total consideration	$25,000

(b)                     Represents the disposition of inventory associated with the Transaction. A portion of the Company’s historical inventory was retained to fulfill existing supply obligations.

(c)                      Represents the estimated cost of (i) transition services to be provided to Buyer for limited periods of time following the closing of the Transaction and (ii) one-time, direct and incremental transaction costs.

(d)                     Represents the de-recognition of deferred revenue related to a license agreement which was assumed by Buyer.

(e)                      The preliminary gain on the Transaction is as follows:

(in thousands)
Total consideration	$25,000
Less: Total assets sold	(17,574)
Less: Transition services and transaction costs	(1,750)
Add: De-recognition of deferred revenue	85
Total preliminary gain on Transaction	$5,761

(f)                       Represents the elimination of net product revenues, revenue from collaboration arrangements, cost of goods sold—research and development expenses, and selling, general and administrative expenses related to VIBATIV, giving effect to the Transaction as if it occurred on January 1, 2017. The adjustment amounts for expenses include allocations of certain expenses, which are based in part on the use of judgments and estimates which the Company believes are reasonable.

(g)                      Research and Development expenses include costs relating to the discovery and development of new potential uses for the Product including the Phase 3 registrational study for the treatment of patients with Staphylococcus aureus bacteremia and the Televancin Observational Use Registry (TOURTM) study, both of which the Company initiated in February 2015. In February 2018, the Company elected to close the Phase 3 registrational bacteremia study following a Company-wide review of investment priorities and an interim analysis conducted by an independent review committee, which determined the study was underpowered and therefore unlikely to achieve the primary study objective, without a significant increase in study size beyond the planned sample size of 250 patients. The 1,000-patient TOURTM study was designed to assess the manner in which the Product is used by healthcare practitioners to treat patients to guide clinical use and future development of the Product. The TOURTM study concluded in 2017.